Exhibit 11.1

333 City Blvd W 3rd Floor Orange, CA 92868 Phone (714)-820-3316 Fax (714)-333-4992

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Offering Statement on Form 1-A of Reticulate Micro, Inc. (the “Company”), of our report dated April 12, 2024, relating to the consolidated financial statements of the Company as of December 31, 2023 and 2022 and for the year ended December 31, 2023 and the period from June 23, 2022 (inception) to December 31, 2022, and of our report dated September 1, 2023, relating to the financial statements of EdWare LLC as of December 31, 2022, which reports include an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such Offering Statement.

/s/ Fortune CPA, Inc.

Orange, CA

June 27, 2024